Filed Pursuant to Rule 433

Registration No. 333-275173

FINAL TERM SHEET

Dated August 4, 2025

4.500% Notes due 2030

5.250% Notes due 2035

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2030 Notes: $500,000,000 2035 Notes: $500,000,000

Maturity Date:	2030 Notes: August 6, 2030 2035 Notes: August 6, 2035

Coupon:	2030 Notes: 4.500% 2035 Notes: 5.250%

Interest Payment Dates:	2030 Notes: Semi-annually on February 6 and August 6, commencing February 6, 2026 2035 Notes: Semi-annually on February 6 and August 6, commencing February 6, 2026

Price to Public:	2030 Notes: 99.558% of principal amount 2035 Notes: 99.447% of principal amount

Benchmark Treasury:	2030 Notes: 3.875% UST due July 31, 2030 2035 Notes: 4.250% UST due May 15, 2035

Benchmark Treasury Yield:	2030 Notes: 3.750% 2035 Notes: 4.202%

Spread to Benchmark Treasury:	2030 Notes: +85 bps 2035 Notes: +112 bps

Yield to Maturity:	2030 Notes: 4.600% 2035 Notes: 5.322%
Optional Redemption:	2030 Notes: Make-whole call at T+15 bps prior to July 6, 2030; par call on or after July 6, 2030

2035 Notes: Make-whole call at T+20 bps prior to May 6, 2035; par call on or after May 6, 2035

Trade Date:	August 4, 2025

Settlement Date (T+2*):	August 6, 2025

CUSIP / ISIN:	2030 Notes: CUSIP: 02209S BU6 ISIN: US02209SBU69 2035 Notes: CUSIP: 02209S BV4 ISIN: US02209SBV43

Listing:	None.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Senior Co-Managers:

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement each with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, that preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement upon your request by calling Barclays Capital Inc. toll free at 1-888-603-5847; Citigroup Global Markets Inc. toll free at 1-800-831-9146; Goldman Sachs & Co. LLC toll free at 1-866-471-2526; or J.P. Morgan Securities LLC collect at 1-212-834-4533.

*

We expect that delivery of the notes will be made against payment therefor on August 6, 2025, which will be the second business day following the trade date (such settlement being referred to as “T+2”). Under Rule 15c6-l under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to the delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisors.